News Release
May 6, 2025
SSR MINING REPORTS FIRST QUARTER 2025 RESULTS
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM) ("SSR Mining" or the “Company") reports consolidated financial results for the first quarter ended March 31, 2025.
▪Operating results: First quarter 2025 production was 103,805 gold equivalent ounces at cost of sales of $1,312 per payable ounce and all-in sustaining costs (“AISC”) of $1,972 per payable ounce, or $1,749 per payable ounce exclusive of costs incurred at Çöpler in the quarter. (1) First quarter operating results include contributions from Cripple Creek & Victor (“CC&V”) for the period of February 28 to March 31, 2025, reflecting the Company’s closing of the CC&V transaction on February 28, 2025.
▪Financial results: In the first quarter of 2025, SSR Mining reported net income attributable to SSR Mining shareholders of $58.8 million, or $0.28 per diluted share and adjusted net income attributable to SSR Mining shareholders of $61.6 million, or $0.29 per diluted share. In the first quarter of 2025, SSR Mining generated $84.8 million in operating cash flow and $39.3 million in free cash flow. Operating cash flow and free cash flow before working capital adjustments totaled $105.0 and $59.4 million, respectively.
▪Cash and liquidity position: As of March 31, 2025, SSR Mining had a cash and cash equivalent balance of $319.6 million, reflecting the $100 million upfront cash consideration for the CC&V acquisition paid on February 28, 2025. Total liquidity as of March 31, 2025 was $819.6 million inclusive of the Company’s undrawn revolving credit facility and accompanying accordion feature.
•Çöpler update: The Company continues to work closely with the relevant authorities to advance the restart of the Çöpler mine. While SSR Mining remains confident and committed to restarting operations, at this time, the Company is not able to estimate or predict when and under what conditions operations will resume at Çöpler. In the first quarter of 2025, remediation and reclamation spend totaled $5.0 million and care and maintenance costs totaled $35.8 million, including $20.6 million in cash care and maintenance costs which are included in SSR Mining’s consolidated AISC metrics.
•Development & exploration: During the first quarter of 2025, $12.2 million was spent at Hod Maden as engineering and initial site establishment efforts progressed during the quarter. Additionally, SSR Mining continued to advance exploration and development activities across its portfolio in the quarter as the Company targets potential high-return, low capital intensity mine life extension opportunities at Marigold, Seabee and Puna.
Rod Antal, Executive Chairman of SSR Mining, said, “We entered 2025 with a clear focus on operational delivery, and I am pleased that each of our assets performed well against expectations in the first quarter. We are well on track for full-year consolidated production and cost guidance, and are positioned to generate strong free cash flows through the remainder of the year.
CC&V was officially welcomed into the SSR Mining portfolio on February 28, 2025, and the extensive preparation by our teams helped drive a seamless integration process and operating results that were aligned with expectations in March. We look forward to advancing optimization and possible expansion opportunities at CC&V through the remainder of 2025. In Türkiye, initial development activities continued at Hod Maden in the quarter, while efforts at Çöpler remain focused on advancing the operation towards a potential restart.”

SSR Mining Inc.	PAGE 1

Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three months ended March 31, 2025 and March 31, 2024 are presented below:

(in thousands, except per share data or otherwise stated)			Three Months Ended March 31,
			2025	2024
Financial Results
Revenue			$316,618	$230,234
Cost of sales			$136,641	$125,901
Operating income (loss)			$66,892	$(376,424)
Net income (loss)			$54,446	$(358,162)
Net income (loss) attributable to SSR Mining shareholders			$58,781	$(287,082)
Basic net income (loss) per share attributable to SSR Mining shareholders			$0.29	$(1.42)
Diluted net income (loss) per share attributable to SSR Mining shareholders			$0.28	$(1.42)
Adjusted net income attributable to SSR Mining shareholders (1)			$61,573	$22,510
Basic adjusted net income per share attributable to SSR Mining shareholders (1)			$0.30	$0.11
Diluted adjusted net income per share attributable to SSR Mining shareholders (1)			$0.29	$0.11

Cash provided by operating activities before changes in working capital (1)			$104,954	$32,064
Cash provided by operating activities			$84,805	$24,631
Cash used in investing activities			$(154,250)	$(36,778)
Cash provided by (used in) financing activities			$2,675	$(10,820)

Operating Results
Gold produced (oz)			75,869	80,280
Gold sold (oz)			77,708	89,279
Silver produced ('000 oz)			2,505	1,915
Silver sold ('000 oz)			2,374	1,659
Lead produced ('000 lb) (2)			11,489	9,998
Lead sold ('000 lb) (2)			12,053	8,666
Zinc produced ('000 lb) (2)			758	1,217
Zinc sold ('000 lb) (2)			262	510

Gold equivalent produced (oz) (3)			103,805	101,873
Gold equivalent sold (oz) (3)			104,185	107,983

Average realized gold price ($/oz sold)			$2,935	$2,061
Average realized silver price ($/oz sold)			$32.47	$22.18

Cost of sales per gold equivalent ounce sold (3)			$1,312	$1,166
Cash cost per gold equivalent ounce sold (1,3)			$1,206	$1,097
AISC per gold equivalent ounce sold (1,3)			$1,972	$1,569

Financial Position	March 31, 2025		December 31, 2024
Cash and cash equivalents	$	319,612	$387,882
Current assets	$	1,024,794	$1,029,034
Total assets	$	5,644,508	$5,189,020
Current liabilities	$	259,601	$218,877
Total liabilities	$	1,640,900	$1,242,159
Working capital (4)	$	765,193	$810,157
(1)The Company reports non-GAAP financial measures including adjusted net income attributable to SSR Mining shareholders, adjusted net income per share attributable to SSR Mining shareholders, cash provided by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. AISC includes the cash component of care and maintenance costs. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures.
(2)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(3)Gold equivalent ounces (“GEOs”) are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the GEO calculations.
(4)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 2

2025 Guidance
On March 31, 2025, the Company announced 2025 production guidance of 410,000 to 480,000 gold equivalent ounces from its Marigold, CC&V, Seabee and Puna operations at consolidated cost of sales of $1,375 to $1,435 per payable ounce and AISC of $2,090 to $2,150 per payable ounce. Exclusive of Care & Maintenance costs at Ҫӧpler, the Company expects full-year consolidated AISC would be $1,890 to $1,950 per payable ounce. In 2025, growth exploration and resource development expenditures are expected to total $58 million, while growth capital expenditures are expected to total $100 to $140 million, driven largely by Hod Maden.
At Hod Maden, technical work has continued ahead of a construction decision. In 2025, growth capital expenditures at Hod Maden are expected to total between $60 and 100 million, focused on the continued advancement of initial earth works and site access activities, including the commencement of road and tunnel development. Technical work completed at Hod Maden to-date continues to affirm prior due diligence outcomes around the project scope, and infill drilling continues at site with the aim of further de-risking the first four years of production.
Marigold, USA

	Three Months Ended March 31,
Operating Data	2025	2024
Gold produced (oz)	38,586	34,680
Gold sold (oz)	40,408	36,869

Ore mined (kt)	5,356	5,721
Waste removed (kt)	20,455	20,587
Total material mined (kt)	25,811	26,309
Strip ratio	3.8	3.6

Ore stacked (kt)	5,356	5,721
Gold grade stacked (g/t)	0.33	0.13

Average realized gold price ($/oz sold)	$2,899	$2,074
Cost of sales ($/oz gold sold)	$1,453	$1,331
Cash costs ($/oz gold sold) (5)	$1,454	$1,333
AISC ($/oz gold sold) (5)	$1,765	$1,430
(5)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2025 and 2024, Marigold produced 38,586 and 34,680 ounces of gold, respectively. During the first quarter of 2025, Marigold reported cost of sales of $1,453 per payable ounce and AISC of $1,765 per payable ounce. Sustaining capital spend in the first quarter of 2025 totaled $11.7 million, as some planned expenditures are now expected to be incurred in the second quarter of 2025. Full-year sustaining capital guidance of $45.0 million remains unchanged.
Full-year 2025 production guidance for Marigold is 160,000 to 190,000 ounces of gold at mine site cost of sales of $1,530 to $1,570 per payable ounce and AISC of $1,800 to $1,840 per payable ounce. Marigold’s production remains approximately 55 to 60% weighted to the second half of 2025.

SSR Mining Inc.	PAGE 3

Cripple Creek & Victor, USA
(all metrics represent the period from February 28, 2025 to March 31, 2025, the period for which the Company was entitled to the economic benefits of CC&V following the acquisition)

	Three Months Ended March 31,
Operating Data	2025	2024
Gold produced (oz)	11,282	—
Gold sold (oz)	11,300	—

Ore mined (kt)	1,824	—
Waste removed (kt)	1,571	—
Total material mined (kt)	3,395	—
Strip ratio	0.9	—

Ore stacked (kt)	1,859	—
Gold grade stacked (g/t)	0.36	—

Average realized gold price ($/oz sold)	$3,067	$—
Cost of sales ($/oz gold sold)	$1,590	$—
Cash costs ($/oz gold sold) (6)	$1,571	$—
AISC ($/oz gold sold) (6)	$1,774	$—
(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at CC&V. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
Reflecting the closing of the CC&V acquisition on February 28, 2025, CC&V produced 11,282 ounces of gold at cost of sales of $1,590 per payable ounce and AISC of $1,774 per payable ounce for the period from February 28, 2025 and March 31, 2025. Inclusive of the 28,000 ounces of gold produced in the first two months of 2025, first quarter production from CC&V totaled 39,282 ounces of gold.
For the period of February 28, 2025 to December 31, 2025, production guidance for CC&V is 90,000 to 110,000 ounces of gold at mine site cost of sales of $1,470 to $1,510 per payable ounce and AISC of $1,800 to $1,840 per payable ounce. Technical work on an updated life of mine plan for CC&V is progressing and is expected to be released within the next 12 months, showcasing SSR Mining’s initial life of mine expectations for the asset.

SSR Mining Inc.	PAGE 4

Seabee, Canada

	Three Months Ended March 31,
Operating Data	2025	2024
Gold produced (oz)	26,001	23,773
Gold sold (oz)	26,000	28,450

Ore mined (kt)	82	104

Ore milled (kt)	90	115
Gold mill feed grade (g/t)	9.00	6.51
Gold recovery (%)	97.3	96.4

Average realized gold price ($/oz sold)	$2,934	$2,070
Cost of sales ($/oz gold sold)	$890	$859
Cash costs ($/oz gold sold) (7)	$890	$859
AISC ($/oz gold sold) (7)	$1,374	$1,416
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2025 and 2024, Seabee produced 26,001 and 23,773 ounces of gold, respectively. Processed grades of 9.00 g/t during the first quarter of 2025 were a result of continued positive grade reconciliation in Santoy 9. During the first quarter of 2025, Seabee reported cost of sales of $890 per payable ounce and AISC of $1,374 per payable ounce.
Full-year 2025 production guidance at Seabee is 70,000 to 80,000 ounces of gold at mine site cost of sales of $1,230 to $1,270 per payable ounce and AISC of $1,710 to $1,750 per payable ounce.

SSR Mining Inc.	PAGE 5

Puna, Argentina

	Three Months Ended March 31,
Operating Data	2025	2024
Silver produced ('000 oz)	2,505	1,915
Silver sold ('000 oz)	2,374	1,659
Lead produced ('000 lb)	11,489	9,998
Lead sold ('000 lb)	12,053	8,666
Zinc produced ('000 lb)	758	1,217
Zinc sold ('000 lb)	262	510
Gold equivalent sold ('000 oz) (8)	26,477	18,704

Ore mined (kt)	627	263
Waste removed (kt)	1,089	1,510
Total material mined (kt)	1,716	1,773
Strip ratio	1.7	5.7

Ore milled (kt)	454	417
Silver mill feed grade (g/t)	177.8	148.5
Lead mill feed grade (%)	1.21	1.16
Zinc mill feed grade (%)	0.19	0.27
Silver mill recovery (%)	96.6	96.2
Lead mill recovery (%)	94.5	93.9
Zinc mill recovery (%)	39.6	49.2

Average realized silver price ($/oz sold)	$32.47	$22.18
Cost of sales ($/oz silver sold)	$15.51	$16.87
Cash costs ($/oz silver sold) (9)	$10.97	$12.29
AISC ($/oz silver sold) (9)	$13.16	$15.61
(8)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(9)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2025 and 2024, Puna produced 2.5 and 1.9 million ounces of silver, respectively. During the first quarter of 2025, Puna reported cost of sales of $15.51 per payable ounce and AISC of $13.16 per payable ounce.
Full-year 2025 production guidance at Puna is 8.00 to 8.75 million ounces at cost of sales of $12.50 to $14.00 per payable ounce of silver and AISC of $14.25 to $15.75 per payable ounce of silver. In 2025, production at Puna is expected to be 50 to 55% weighted to the first half, driven largely by grades.

SSR Mining Inc.	PAGE 6

Çöpler, Türkiye
(amounts presented on 100% basis)
Operations at Çöpler were suspended following the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident”). During the suspension, care and maintenance expense has been recorded which represents depreciation and direct costs not associated with the environmental reclamation and remediation costs.

	Three Months Ended March 31,
Operating Data	2025		2024
Gold produced (oz)		—	21,827
Gold sold (oz)		—	23,960

Ore mined (kt)		—	266
Waste removed (kt)		—	3,571
Total material mined (kt)		—	3,837
Strip ratio		—	13.4

Ore stacked (kt)		—	184
Gold grade stacked (g/t)		—	1.17

Average realized gold price ($/oz sold)		$—	$2,013
Cost of sales ($/oz gold sold)	$	N/A	$1,019
Cash costs ($/oz gold sold) (10)	$	N/A	$1,020
AISC ($/oz gold sold) (10)	$	N/A	$1,573
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For additional information on the Çöpler Incident, including a discussion of the associated risks, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 18, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 6, 2025.

SSR Mining Inc.	PAGE 7

Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
•Conference call and webcast: Tuesday, May 6, 2025, at 5:00 pm EDT.
Toll-free in U.S. and Canada:    +1 (833) 752-3757
All other callers:            +1 (647) 846-8744
For the webcast or to register for expedited access to the call: ir.ssrmining.com/investors/events.
•The webcast will be available on our website. Audio replay will be available for two weeks by dialing:
Toll-free in U.S. and Canada:     +1 (855) 669-9658, replay code 3686701
All other callers:         +1 (412) 317-0088, replay code 3686701

About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

SSR Mining Inc.	PAGE 8

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedarplus.ca, and on EDGAR at www.sec.gov and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR Mining Inc.	PAGE 9

Cautionary Note Regarding Non-GAAP Measures

We have included certain non-GAAP performance measures throughout this document. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.

Cash costs, AISC per ounce sold, and free cash flow are Non-GAAP Measures with no standardized definition under U.S. GAAP.

Non-GAAP Measure – Net Cash
Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash (debt) is a useful measure for shareholders as it helps evaluate liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$319,612	$387,882
Restricted cash	$—	$—
Total Cash	$319,612	$387,882

Face Value of 2019 Convertible Notes	$230,000	$230,000
Other Debt	$—	$—
Total Debt	$230,000	$230,000

Net Cash (Debt)	$89,612	$157,882

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of March 31, 2025, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$319,612	$387,882
Restricted cash	$—	$—
Total cash	$319,612	$387,882
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity (11)	$819,612	$887,882
(11)Excludes $0.4 million in letters of credit. Inclusive of these letters of credit, total liquidity is $819.2 million.

SSR Mining Inc.	PAGE 10

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of byproduct credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.

The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers. In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

The following tables provide a reconciliation of cost of sales to cash costs and AISC used in the calculation of 2025 cost guidance:

(operating guidance 100% basis) (12)		Marigold	CC&V (13)	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	160 – 190	90 – 110	70 – 80	—	—	320 – 380	—	320 – 380
Silver Production	Moz	—	—	—	8.00 – 8.75	—	8.00 – 8.75	—	8.00 – 8.75
Gold Equivalent Production	koz	160 – 190	90 – 110	70 – 80	90 – 100	—	410 – 480	—	410 – 480
Gold Sold	koz	160 – 190	90 – 110	70 – 80	—	—	320 – 380	—	320 – 380
Silver Sold	Moz	—	—	—	8.00 – 8.75	—	8.00 – 8.75	—	8.00 – 8.75
Gold Equivalent Sold	koz	160 – 190	90 – 110	70 – 80	90 – 100	—	410 – 480	—	410 – 480

Cost of Sales (GAAP) (14)	$M	245 – 298	132 – 166	86 – 102	100 – 123	—	563 – 689	—	563 – 689
By-Product Credits + Treatment & Refining Costs	$M	—	(1)	—	(8)	—	(10)	—	(10)
Cash Cost (non-GAAP) (14)	$M	245 – 298	131 – 165	86 – 102	92 – 114	—	554 – 679	—	554 – 679
Sustaining Capital Expenditures (15)	$M	45	27	32	15	—	119	—	119
Reclamation Cost Accretion & Amortization	$M	3	9	3	9	—	24	—	24
General & Administrative	$M	—	—	—	—	60 – 65	60 – 65	—	60 – 65
Share-Based Compensation (16)	$M	—	—	—	—	30 – 35	30 – 35	—	30 – 35
Care & Maintenance (17)	$M	—	—	—	—	—	—	80 – 100	80 – 100
All-In Sustaining Cost (non-GAAP) (14)	$M	293 – 346	166 – 201	121 – 137	115 – 138	90 – 100	786 – 921	80 – 100	866 – 1,021

Cost of Sales per Ounce (GAAP)	$/oz	1,530 – 1,570	1,470 – 1,510	1,230 – 1,270	12.50 – 14.00	—	1,375 – 1,435	—	1,375 – 1,435
Cash Cost per Ounce (non-GAAP) (14)	$/oz	1,530 – 1,570	1,460 – 1,500	1,230 – 1,270	11.35 – 12.85	—	1,350 – 1,410	—	1,350 – 1,410
All-In Sustaining Cost per Ounce (non-GAAP) (14)	$/oz	1,800 – 1,840	1,800 – 1,840	1,710 – 1,750	14.25 – 15.75	—	1,890 – 1,950	—	2,090 – 2,150
(12)Figures may not add due to rounding.
(13)CC&V figures are presented as of March 1, 2025 onwards to account for attributable production to SSR Mining following the close of the CC&V transaction. Prior to the closing of the acquisition, CC&V produced 28,000 ounces of gold. For the full year, inclusive of ounces produced under Newmont’s ownership, CC&V is expected to produce between 118,000 and 138,000 ounces of gold.
(14)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at its mines. AISC includes reclamation cost accretion and amortization and certain lease payments. Total AISC includes G&A costs and share-based compensation, but excludes any care & maintenance costs incurred at Çöpler. Consolidated AISC reflects cash care & maintenance costs of approximately $20 - $25 million per quarter incurred at Çöpler until the mine is restarted.
(15)Refer to “2025 Capital Guidance” table within our press release dated March 31, 2025 for a breakdown of sustaining exploration and evaluation expenditures. No material capital expenditures are expected at Çöpler until the mine is restarted.
(16)Share-based compensation guidance uses a reference price of approximately US$15 per share.
(17)Reflects the cash component of care & maintenance expenses that would be incurred at Çöpler in the event the operation did not restart within 2025. SSR Mining continues to work closely with the relevant authorities in Türkiye to advance the restart of the Çöpler mine, but at this time the Company is not able to estimate or predict when and under what conditions operations will resume.

SSR Mining Inc.	PAGE 11

The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended March 31, 2025
	Marigold		CC&V (18)		Seabee		Puna		Corporate		Total		Çöpler		Consolidated
Cost of sales (GAAP) (19)		$58,726		$17,966		$23,130		$36,819		$—		136,641		$—		$136,641
By-product credits		$(38)		$(213)		$(24)		$(11,109)		$—		(11,384)		$—		$(11,384)
Treatment and refining charges		$66		$5		$43		$326		$—		440		$—		$440
Cash costs (non-GAAP)		$58,754		$17,758		$23,149		$26,036		$—		125,697		$—		$125,697
Sustaining capital and lease related expenditures		$11,669		$1,011		$11,748		$1,954		$—		26,382		$2,253		$28,635
Sustaining exploration and evaluation expense		$227		$—		$—		$—		$—		227		$—		$227
Care and maintenance (20)		$—		$—		$—		$—		$—		—		$20,556		$20,556
Reclamation cost accretion and amortization		$672		$1,279		$833		$3,258		$—		6,042		$423		$6,465
General and administrative expense and stock-based compensation expense (21)		$—		$—		$—		$—		$23,894		23,894		$—		$23,894
Total AISC (non-GAAP)		$71,322		$20,048		$35,730		$31,248		$23,894		182,242		$23,232		$205,474

Gold sold (oz)		40,408		11,300		26,000		—		—		77,708		—		77,708
Silver sold (oz)		—		—		—	2,374,345			—	2,374,345			—		2,374,345
Gold equivalent sold (oz) (22)		40,408		11,300		26,000		26,477		—		104,185		—		104,185

Cost of sales per gold ounces sold		$1,453		$1,590		$890	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Cost of sales per silver ounces sold	$	N/A	$	N/A	$	N/A		$15.51	$	N/A	$	N/A	$	N/A	$	N/A
Cost of sales per gold equivalent ounce sold		$1,453		$1,590		$890		$1,391	$	N/A		$1,312	$	N/A		$1,312
Cash cost per gold ounce sold		$1,454		$1,571		$890	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Cash cost per silver ounce sold	$	N/A	$	N/A	$	N/A		$10.97	$	N/A	$	N/A	$	N/A	$	N/A
Cash cost per gold equivalent ounce sold		$1,454		$1,571		$890		$983	$	N/A		$1,206	$	N/A		$1,206
AISC per gold ounce sold		$1,765		$1,774		$1,374	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
AISC per silver ounce sold	$	N/A	$	N/A	$	N/A		$13.16	$	N/A	$	N/A	$	N/A	$	N/A
AISC per gold equivalent ounce sold		$1,765		$1,774		$1,374		$1,180	$	N/A		$1,749	$	N/A		$1,972

	Three Months Ended March 31, 2024
	Marigold		CC&V		Seabee		Puna		Corporate		Total		Çöpler		Consolidated
Cost of sales (GAAP) (19)		$49,071	$	N/A		$24,433		$27,974		$—		101,478		$24,423		$125,901
By-product credits		$(1)	$	N/A		$(25)		$(9,065)		$—		(9,091)		$(345)		$(9,436)
Treatment and refining charges		$73	$	N/A		$35		$1,482		$—		1,590		$351		$1,941
Cash costs (non-GAAP)		$49,143	$	N/A		$24,443		$20,391		$—		93,977		$24,429		$118,406
Sustaining capital and lease related expenditures		$2,305	$	N/A		$14,905		$3,359		$—		20,569		$5,088		$25,657
Sustaining exploration and evaluation expense		$354	$	N/A		$—		$—		$—		354		$—		$354
Care and maintenance (20)		$—	$	N/A		$—		$—		$—		—		$7,678		$7,678
Reclamation cost accretion and amortization		$935	$	N/A		$927		$2,148		$—		4,010		$485		$4,495
General and administrative expense and stock-based compensation expense		$—	$	N/A		$—		$—		$12,861		12,861		$—		$12,861
Total AISC (non-GAAP)		$52,737	$	N/A		$40,275		$25,898		$12,861		131,771		$37,680		$169,451

Gold sold (oz)		36,869		N/A		28,450		—		—		65,319		23,960		89,279
Silver sold (oz)		—		N/A		—	1,658,621			—	1,658,621			—		1,658,621
Gold equivalent sold (oz) (22)		36,869		N/A		28,450		18,704		—		84,023		23,960		107,983

Cost of sales per gold ounces sold		$1,331	$	N/A		$859	$	N/A	$	N/A	$	N/A		$1,019	$	N/A
Cost of sales per silver ounces sold	$	N/A	$	N/A	$	N/A		$16.87	$	N/A	$	N/A	$	N/A	$	N/A
Cost of sales per gold equivalent ounce sold		$1,331	$	N/A		$859		$1,496	$	N/A		$1,208		$1,019		$1,166
Cash cost per gold ounce sold		$1,333	$	N/A		$859	$	N/A	$	N/A	$	N/A		$1,020	$	N/A
Cash cost per silver ounce sold	$	N/A	$	N/A	$	N/A		$12.29	$	N/A	$	N/A	$	N/A	$	N/A
Cash cost per gold equivalent ounce sold		$1,333	$	N/A		$859		$1,090	$	N/A		$1,118		$1,020		$1,097
AISC per gold ounce sold		$1,430	$	N/A		$1,416	$	N/A	$	N/A	$	N/A		$1,573	$	N/A
AISC per silver ounce sold	$	N/A	$	N/A	$	N/A		$15.61	$	N/A	$	N/A	$	N/A	$	N/A
AISC per gold equivalent ounce sold		$1,430	$	N/A		$1,416		$1,385	$	N/A		$1,568		$1,573		$1,569
(18)CC&V data presented represents the period from February 28, 2025 to March 31, 2025, the period for which the Company was entitled to the economic benefits of CC&V following the acquisition.
(19)Excludes depreciation, depletion, and amortization.
(20)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(21)General and administrative expense for the three months ended March 31, 2025 included $9.4 million in share based compensation expense.
(22)GEOs are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 12

Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders and Adjusted Net Income (Loss) Per Share Attributable to SSR Mining Shareholders
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the expected impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$58,781	$(287,082)
Interest saving on 2019 notes, net of tax	$1,232	$—
Net income (loss) used in the calculation of diluted net income per share	$60,013	$(287,082)

Weighted-average shares used in the calculation of net income (loss) per share
Basic	202,420	202,355
Diluted	216,546	202,355

Net income (loss) per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.29	$(1.42)
Diluted	$0.28	$(1.42)

Adjustments:
CC&V transaction and integration costs	$6,795	$—
Effects of the Çöpler Incident (23)	$1,251	$321,954
Changes in fair value of marketable securities	$(1,656)	$(2,817)
Income tax impact related to above adjustments	$(903)	$448
Inflationary impacts on tax balances	$(2,695)	$(9,993)
Adjusted net income (loss) attributable to SSR Mining shareholders (Non-GAAP)	$61,573	$22,510

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.30	$0.11
Diluted (24)	$0.29	$0.11
(23)For the three months ended March 31, 2025, the effects of the Çöpler Incident represent contingencies and expenses of $1.3 million (presented net of pre-tax attributable non-controlling interest of $0.3 million). For the three months ended March 31, 2024, the effects of the Çöpler Incident represent (1) reclamation costs of $9.0 million and remediation costs of $209.3 million (amounts are presented net of pre-tax attributable to non-controlling interest of $50.1 million); (2) impairment charges of $91.4 million related to plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable to non-controlling interest of $22.8 million); and (3) contingencies and expenses of $12.3 million (amount is presented net of pre-tax attributable to non-controlling interest of $3.0 million).
(24)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the three months ended March 31, 2024, $1.2 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Condensed Consolidated Statement of Operations as they were antidilutive. These interest savings and shares were excluded in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the three months ended March 31, 2024 as they were antidilutive.

SSR Mining Inc.	PAGE 13

Non-GAAP Measure - Free Cash Flow, Cash Flow From Operating Activities Before Changes in Working Capital, and Free Cash Flow
Before Changes in Working Capital
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2025	2024
Cash provided by operating activities (GAAP)	$84,805	$24,631
Expenditures on mineral properties, plant, and equipment	$(45,507)	$(34,035)
Free cash flow (non-GAAP)	$39,298	$(9,404)

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2025	2024
Cash provided by (used in) operating activities (GAAP)	$84,805	$24,631
Net change in operating assets and liabilities	$20,149	$7,433
Cash provided by (used in) operating activities before changes in working capital (non-GAAP)	$104,954	$32,064
Expenditures on mineral properties, plant, and equipment	$(45,507)	$(34,035)
Free cash flow before changes in working capital (non-GAAP)	$59,447	$(1,971)

SSR Mining Inc.	PAGE 14